Wizzard Moves To Close FAB Acquisition

Board Also Approves Spin-Off of Healthcare Business

PITTSBURGH, PA – January 18, 2012 - Wizzard Software (NYSE Amex: WZE), the world’s leading podcast network, today announced that at its recent board meeting the board of directors agreed to proceed to the final stage of the acquisition of FAB and the drafting of all final closing documents.  Additionally, the board approved the filing of the S1 registration statement to spin-off the company’s home healthcare business to its shareholders.

“We are excited to announce that we are nearing the close of the acquisition of FAB and we are working hard to close the deal in the very near future,” said Chris Spencer, Chairman of the Board of Directors of Wizzard.  “The final audits are in for 2009 and 2010 with FAB generating revenues of $38.9 million in 2009 and $55.5 million in 2010.  Earnings for 2009 were $4.2 million and $11.6 million for 2010.  Unaudited results for 2011 are $70.9 million in revenue with $15.3 million in earnings.   We expect the 2011 audits to be finalized in the next two weeks.  We remain very excited about our expansion to Asia and working together with FAB’s  management to grow our combined companies into a global media distribution leader.”

About Wizzard Media:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2010, the Wizzard Media Network received over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Zunes, Windows Media Center, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

iPod, iPad, iPod Touch, iPhone and iTunes are all registered marks or trade names of Apple, Inc.   Zune is a registered mark of Microsoft.  Blackberry is a registered mark of Research in Motion.  Android, Android Market, AdMob are trademarks of Google.  Facebook is a registered mark of Facebook, Inc.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120